UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

Mobius Management Systems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

This filing consists of questions and answers posted by Mobius on its internal Intranet website on April 16, 2007.

Mobius Questions & Answers

April 16, 2007

1.	Question: What impact will the Merger have on my stock options?

Answer: Each employee who has fully vested options will continue to have the right to exercise his or her options, subject to any black-out period established under the Company’s Trading Policy, until the completion of the Merger.

At the completion of the Merger, all outstanding options - including unvested options - will be cashed out and cancelled. This means that employees will receive a payment equal to the product of (x) the excess, if any, of $10.05 over the exercise price of each option and (y) the number of shares of Common Stock subject to each option. These amounts will be paid to you at the same time as holders of our Common Stock receive payment for their shares.

2.	Question: What if my stock options have an exercise price greater than the $10.05 Merger price?

Answer: As described above, at the closing of the Merger, all outstanding options will be canceled, and the holders of those options will receive a cash payment for each option equal to the excess of the $10.05 Merger price over the exercise price of the option. As such, any option that has an exercise price of $10.05 or higher will be cancelled without any cash payment being paid to the holder.

3.	Question: How do I handle Company stock that I own and hold in my E-Trade account?

Answer: Until the Merger is closed, you will continue to be free to make any investment decisions on your Company stock. At the closing of the Merger, each outstanding share of Company stock will be converted automatically into the right to receive a cash payment of $10.05.

4.	Question: Does the Merger have any impact on the required holding period of Company stock to qualify for capital gain treatment and receive the benefit of the related lower tax rate?

Answer: No, the Merger has no impact on the required holding period of your stock required to qualify for capital gain treatment. Thus, if the Merger closes prior to the date you would have held your Company stock for at least one year, any gain you may receive would be a short-term capital gain and would be taxed at ordinary income rates.

5.	Question: How will the cash I have contributed to the Employee Stock Purchase Plan (ESPP) be treated?

Answer: It is anticipated that immediately prior to the completion of the Merger, the ESPP will be terminated. Accordingly, any amounts that you have contributed to the ESPP will not be applied to purchase Company stock but will be refunded to you when the ESPP is terminated.

Information Concerning Forward-Looking Statements

Statements contained in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to the proposed merger with ASG are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Certain important factors that cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the merger by Mobius’s stockholders, antitrust clearance and certain other governmental approvals in a timely manner or at all, and the failure of various other closing conditions contained in the merger agreement to be satisfied as provided therein. These and other risks and uncertainties are described in detail from time to time in Mobius’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 11, 2006, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

Additional Information and Where to Find It

In connection with the proposed merger, Mobius will be filing a proxy statement and relevant documents concerning the transaction with the U.S. Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF MOBIUS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by Mobius at the SEC’s web site at http://www.sec.gov. Once filed, the proxy statement and such other documents may also be obtained for free from Mobius by contacting Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580, Attention: Investor Relations, (914) 921-7200.

Participants in Proxy Solicitation

Mobius and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Mobius’s stockholders in connection with the proposed merger. Information concerning the interests of Mobius’s participants in the solicitation, which may be different than those of Mobius’s stockholders generally, is set forth in Mobius’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Mobius as described above. These Q&As are neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mobius.